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                         [COOPERS & LYBRAND LETTERHEAD]



                                EXHIBIT 16.1(a)


December 10, 1996



Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

Gentlemen:

We have read the statements made by Innovative Tech Systems, Inc. (copy attached), which we understand have been filed with the Commission, pursuant to
Item 4 of Form 8-K as part of the Company's Form 8-K report for the month of November 1996. We do not agree with the statements concerning our Firm contained in such Form 8-K due to the omission of the following reportable event:

                Coopers & Lybrand L.L.P. advised the registrant that information has come to its attention that it has concluded materially impacts the fairness of the financial statements issued covering the fiscal period ended July 31, 1996, subsequent to the date of the most recent financial statements covered by an audit report, that, unless resolved to its satisfaction, could prevent it from rendering an unqualified audit report on the financial statements for the year ending January 31, 1997.


                The registrant reflected a gain from extinguishment of debt in its financial statements filed on Form 10-Q for the fiscal period ended July 31, 1996. Such debt was payable to certain former shareholders of a company acquired by the registrant. Coopers & Lybrand L.L.P. advised the registrant that such debt should have been recorded at its fair value at the time of acquisition and upon extinguishment of the debt, no gain or loss would result.

                Due to Coopers & Lybrand L.L.P.'s resignation, the issue has not been resolved to its satisfaction prior to its resignation.

In addition to the above event, the registrant stated in its report on Form 8-K that, "On November 22, 1996, the Registrant dismissed Coopers & Lybrand, L.L.P., independent accountants, who had previously been engaged as the Registrant's principal accountant to audit the Registrant's financial statements. Coopers & Lybrand's dismissal is to be effective as of December 2, 1996." Such dismissal occurred after Coopers & Lybrand L.L.P. verbally notified the registrant's president on November 22, 1996 of its intention to resign.

Very truly yours,


/s/ COOPERS & LYBRAND L.L.P.
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    Coopers & Lybrand L.L.P.






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